EXHIBIT 99.1

   PIONEER FINANCIAL SERVICES, INC.-1750 GOLF ROAD-SCHAUMBURG, ILLINOIS 60173
             PHONE: 847-995-0400- - INVESTOR HOTLINE: 1-800-PFS-8998


FOR MORE INFORMATION, CONTACT                              FOR IMMEDIATE RELEASE
NANCY ZALUD, 847-995-0400


                    PIONEER FINANCIAL COMPLETES ACQUISITION
                    OF SECURA LIFE AND MARKMAN INTERNATIONAL

     SCHAUMBURG, IL. JANUARY 2, 1997 - Pioneer Financial Services, Inc. (NYSE:PFS), a national health and life insurer, today announced the completion of two previously announced acquisitions, SECURA Life Insurance Company and the remaining 50% of Markman International. Both acquisitions are designed to further strengthen the company's marketing and distribution in two of its principal markets: life insurance and Senior health insurance.

SECURA LIFE ACQUISITION
SECURA Life, which specializes in the sale of term life insurance and cash burial policies, was acquired by PFS' subsidiary, Manhattan National Life Insurance Company. Purchase price for the Appleton, Wisconsin, company was approximately $11.9 million. SECURA Life had an estimated $20 million in gross annual premium revenue in 1006 and assets of approximately $ 90 million.

Following the acquisition, SECURA Life's approximately 1,400 agents will have access to the full range of Manhattan National Life term, annuity and universal life products. SECURA Life will continue to distribute its pre-need cash burial policies through its network or agents in the upper Midwest states. The addition of the SECURA Life pre-need product distribution system, which is already well established, further positions PFS as one of the nation's largest writers of Senior life insurance products.

MARKMAN INTERNATIONAL ACQUISITION
PFS also has acquired the remaining 50% of Markman International, a company formed as a 50/50 joint venture in 1995 by Pioneer Life and the Markman Company to exclusively distribute Pioneer Life's plus-age-65 health and life insurance products. Markman International was successful in expanding the Pioneer Life agent force from 18,000 in 1995 to nearly 25,000 in 1996, as well as increasing sales of long term care and home health care policies. However, level sales of Medicare supplemental products and specialty health and life products were below 1996 sales expectations.

In order to place increased emphasis on its Senior market division, PFS decided earlier in 1996 to acquire the remaining 50% of Markman International. With full ownership, PFS plans to incorporate more of the marketing techniques that characterize the other PFS distribution systems. In 1997, Pioneer Life marketing will further strengthen its agent recruiting throughout the nation, continue emphasis on product development and expand its regional distribution network.

"The purchase of the balance of Markman International gives us the ability to further strengthen the presence of Pioneer Life in the Senior market," said Peter W. Nauert, chairman of PFS. "With this marketing structure, we feel confident of achieving significant increases in Senior product sales in 1997."

Don Rutherford, senior marketing executive in PFS' Senior Health Division, said, "Our more aggressive marketing program for 1997 and 1998 includes strengthening our agent recruiting programs; the introduction of a number of new products, including long term care, home health care and managed care Medicare supplement plans; and additional agent incentive programs to reward our highest producing agents and our more profitable and productive distribution centers. We expect these initiatives will result in increased sales of approximately 50% over 1996 levels. This ia particularly notable at a time when most of our competitors have experienced level or declining new business sales." Rutherford was formerly senior executive officer of Union Bankers Insurance Company.

"The completion of these two acquisitions, in conjunction with our planned merger with Conseco, Inc. (NYSE:CNC) in the spring of 1997, will bring the increasing sales momentum of PFS' Senior health and life marketing to Conseco," Nauert said. "The increased distribution capabilities as a result of these two acquisitions will benefit PFS and, in turn, Conseco. This further strengthening of our Senior market and life insurance division squarely fits Conseco's objective to become the nation's premier provider of insurance products to the age 40-plus consumer with leadership in three major product lines: 1) supplemental health insurance, 2) retirement annuities, and 3) life insurance products.

"We've received positive responses on our planned merger with Conseco, from financial publishers, institutional investors and the analysts who have traditionally followed PFS. We are also delighted with the universally positive responses we have received from our agents and various distribution systems," Nauert said. "We expect PFS' strong distribution, marketing and management talents, along with the strong revenue and asset base and increasing earnings to be a strong addition to Conseco.

"In fact, PFS insurance company subsidiaries were placed on financial upgrade watch by one or more of the leading financial rating agencies based on the pending merger. We believe this to be indicative of expected future increases in financial ratings for our insurance companies, as we benefit from the strength of the Conseco organization. These increased ratings should further assist us in achieving our increased sales goals for 1997 and 1998," Nauert said.

PFS underwrites and markets health insurance, life insurance and annuities throughout the United States. The company's primary markets are individuals age 65 and older, small business owners, self-employed individuals and middle income families.